Exhibit 99.1

China Automotive Systems Reports Fourth Quarter
and Fiscal 2019 Results

WUHAN, China, May 14, 2020 -- China Automotive Systems, Inc. (NASDAQ: CAAS) ("CAAS" or the "Company"), a leading power steering components and systems supplier in China, today announced its unaudited financial results for the fourth quarter and the audited results for the fiscal year ended December 31, 2019.

Fourth Quarter 2019 Highlights

•	Net sales were $115.9 million compared with $124.3 million in the fourth quarter of 2018
•	Gross profit was $16.8 million compared with $11.4 million in the fourth quarter of 2018; gross margin was 14.5% compared with 9.6% in the fourth quarter of 2018
•	Net income attributable to parent company's common shareholders was $1.7 million, or diluted income per share of $0.06, compared to a net loss of $3.2 million, or diluted loss per share of $0.10, in the fourth quarter of 2018.

Fiscal Year 2019 Highlights

•	Net sales were $431.4 million compared to $496.2 million in 2018
•	Operating income was $6.2 million compared to an operating loss of $2.9 million last year
•	Diluted income per share attributable to parent company's common shareholders was $0.32 compared to diluted income per share attributable to parent company's common shareholders of $0.08 in 2018
•	Cash and cash equivalents, pledged cash and short-term investments were $112.2 million as of December 31, 2019
•	Net cash flow provided by operating activities was $30.3 million in 2019 compared to $12.5 million for 2018
•	Approximately 452,559 shares of common stock were repurchased during 2019.

Mr. Qizhou Wu, chief executive officer of CAAS, commented, "Our sales continued to mirror the continuing slow economic growth in the Chinese economy in 2019, as well as the trade dispute between the U.S. and China, the introduction of more stringent emission standards, and significantly reduced automobile subsidies. Chinese GDP grew by 6.1% in 2019, the slowest annual rate of economic growth for China since 1990, and car sales weakened in December 2019 compared with the same month a year ago, marking 18 consecutive months of decline. However, Chinese-branded cars, our main market, lost only 2.9% of market share in 2019.”

“On the other hand, our sales to our tier-1 North American customers remained stable. In addition, our electric motor subsidiary, Hyoseong (Wuhan) Motion Mechatronics System, successfully completed its phase one development plan for powerpack brushless motors to address significant market opportunities. With three new highly automated production lines installed and tested, the mass production of our proprietary brushless electric motors will start in June 2020. We are also producing EPS systems to steer the new all-electric small vehicle, model ORA R150, for Great Wall Motor. Furthermore, SAIC Maxus, an SUV and commercial vehicle subsidiary of SAIC Motor, also selected us as their type A preferred supplier. For the international markets, we began producing a new steering system for our customer in North America. And our Brazilian operation was nominated as one of three chassis finalists for South America's 2018 Best Supplier by Fiat Chrysler Automobiles N.V. (FCA),” Mr. Wu concluded.

Mr. Jie Li, chief financial officer of CAAS, commented, “Our operations continued to generate positive cash flow in 2019. We have reduced our operating expenses to become more efficient while the sales of our higher-margin products are expanding.”

Fourth Quarter of 2019

Net sales were $115.9 million in the fourth quarter of 2019 compared to $124.3 million in the same quarter of 2018. The net sales decrease was mainly due to a change in the product mix and lower demand for Chinese domestic branded automobiles in the fourth quarter of 2019 compared with the fourth quarter of 2018.

Gross profit was $16.8 million compared to $11.4 million in the fourth quarter of 2018. Gross margin in the fourth quarter of 2019 was 14.5% compared to 9.2% in the fourth quarter of 2018. The increase in gross profit and gross margin was primarily due to a change in the product mix and reduced costs compared with the fourth quarter of 2018.

Gain on other sales was $0.2 million, compared to $1.0 million in the fourth quarter of 2018.

Selling expenses were $3.8 million in the fourth quarter of 2019 compared to $4.9 million in the fourth quarter of 2018. The decline was primarily due to better cost controls with lower personnel costs, and reduced transportation expenses related to decreased volume. Selling expenses represented 3.3% of net sales in the fourth quarter of 2019 compared to 3.9% in the fourth quarter of 2018.

General and administrative expenses ("G&A expenses") decreased by 9.7% to $6.5 million from $7.2 million in the fourth quarter of 2018. G&A expenses represented 5.6% of net sales in the fourth quarter of 2019 compared to 5.8% of net sales in the fourth quarter of 2018. The decrease in G&A expenses in the fourth quarter of 2019 was mainly due to improved cost controls.

Research and development expenses ("R&D expenses") were $8.6 million in the fourth quarter of 2018 compared to $10.2 million in the fourth quarter of 2018. R&D expenses represented 7.4% of net sales in the fourth quarter of 2019 compared to 8.2% in the fourth quarter of 2018.

Loss from operations was $1.9 million in the fourth quarter of 2019 compared to a loss from operations of $9.9 million in the fourth quarter of 2018. The much reduced loss was mainly due to higher gross profit and lower operating expenses compared to the fourth quarter of 2018.

Interest expense was $0.9 million in the fourth quarter of 2019, compared to $1.3 million in the fourth quarter of 2018.

Net income attributable to parent company's common shareholders was $1.7 million in the fourth quarter of 2019 compared to a net loss attributable to parent company's common shareholders of $3.2 million in the fourth quarter of 2018. Diluted income per share was $0.06 in the fourth quarter of 2019 compared to diluted loss per share of $0.10 in the fourth quarter of 2018.

The weighted average number of diluted common shares outstanding was 31,333,740 in the fourth quarter of 2019 compared to 31,645,510 in the fourth quarter of 2018.

Fiscal Year 2019

Annual net sales were $431.4 million in 2019 compared to $496.2 million in 2018. The decrease was due to lower sales of legacy hydraulic products and total EPS systems. EPS sales represented 19.1% of total revenue in 2019 compared with 21.7% in 2018. Net sales of vehicle steering systems to the Company’s North America customers were down slightly in 2019 compared with 2018.

Gross profit in 2019 was $63.4 million compared to $65.4 million in 2018. The gross margin increased to 14.7% from 13.2% in 2018 mainly due to increased sales of higher margin products.

Gain on other sales mainly consisted of the net amount retained from rental income, gain on disposal of intangible assets and the sales of property, plant and equipment and technical service revenue. For the year ended December 31, 2019, gain on other sales amounted to $5.1 million compared to $3.9 million in 2018. This increase was primarily due to the increase in gain on disposal of property, plant and equipment.

Selling expenses were $14.3 million in 2019 compared to $18.9 million in 2018, mainly due to lower net sales resulting in decreased personnel expenses and marketing expenditures. Selling expenses represented 3.3% of net sales in 2019 compared to 3.8% in 2018.

G&A expenses were $20.0 million generally consistent with $19.8 million in 2018. G&A expenses represented 4.6% of net sales in 2019 compared to 4.0% of net sales in 2018.

R&D expenses were $28.0 million in 2019 compared to $33.6 million in 2018. R&D expenses represented 6.5% of net sales in 2019, compared to 6.8% of net sales in 2018.

Operating income was $6.2 million in 2019 compared to an operating loss of $2.9 million in 2018. The change was primarily due to lower selling and research and development expenses in 2019.

Interest expense was $3.0 million in 2019 generally consistent with $2.9 million in 2018.

Net financial income was $2.5 million in 2019 compared with $2.2 million in 2018 due to an increase in interest income.

Income before income tax expenses and equity in earnings of affiliated companies was $7.6 million compared to a loss before income tax expenses and equity in loss of affiliated companies of $2.5 million for 2018. This increase was mainly due to the higher operating profit.

Net income attributable to parent company's common shareholders was $10.0 million in 2019 compared to net income attributable to parent company's common shareholders of $2.4 million in 2018. Diluted net income per share was $0.32 in 2019 compared to diluted income per share of $0.08 in 2018.

The weighted average number of diluted common shares outstanding was 31,458,926 in 2019 compared to 31,645,594 in 2018.

Balance Sheet

As of December 31, 2019, total cash and cash equivalents, pledged cash and short-term investments were $112.2 million, total accounts receivable including notes receivable were $233.0 million, accounts payable including notes payable were $186.7 million and short-term bank and government loans were $46.6 million. Total parent company stockholders' equity was $289.2 million as of December 31, 2019, compared to $285.9 million as of December 31, 2018. During 2019, a total of 452,559 shares were repurchased for aggregate consideration of $1.3 million under a repurchase program approved on December 5, 2018. Net cash flow from operating activities was $30.3 million in 2019.

Business Outlook

By mid-March, most of the Company’s production operations were up and running after the lockdown restrictions were lifted by the respective local governments as the COVID-19 outbreak subsided. In April, the Company regained its full operating capacity and reopened its Wuhan headquarters after a temporary relocation to Jingzhou City in March.

Management provides revenue guidance for the full year 2020 of $360 million. This target is based on the Company's current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on May 14, 2020 at 8:00 A.M. EDT/8:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management's presentation. To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the "China Automotive Systems" conference call:

US Toll Free:	+1-877-407-8031
International:	+1-201-689-8031
China (toll free):	+ 86 400 120 2840

A replay of the call will be available on the Company’s website under the investor relations section.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through ten Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 6 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Chrysler Group LLC, Ford Motor Company in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include statements regarding the qualitative and quantitative effects of the accounting errors, the periods involved, the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Form 10-K annual report filed with the Securities and Exchange Commission on March 28, 2019, in the form 8-K filed with the Securities and Exchange Commission on March 20, 2020 and May 11, 2020, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. If the outbreak of COVID-19 is not effectively and timely controlled, our business operations and financial condition may be materially and adversely affected as a result of the deteriorating market outlook for automobile sales, the slowdown in regional and national economic growth, weakened liquidity and financial condition of our customers or other factors that we cannot foresee. Any of these factors and other factors beyond our control, could have an adverse effect on the overall business environment, cause uncertainties in the regions where we conduct business, cause our business to suffer in ways that we cannot predict and materially and adversely impact our business, financial condition and results of operations. A prolonged disruption or any further unforeseen delay in our operations of the manufacturing, delivery and assembly process within any of our production facilities could continue to result in delays in the shipment of products to our customers, increased costs and reduced revenue. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

jieli@chl.com.cn

Kevin Theiss

Awaken Advisors

+1-212-521-4050

Kevin@awakenlab.com

-Tables Follow –

China Automotive Systems, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands of USD, except share and per share amounts)

	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$76,708	$86,346
Pledged cash	29,688	29,623
Short-term investments	5,832	17,543
Accounts and notes receivable, net - unrelated parties	211,841	237,519
Accounts and notes receivable - related parties	21,164	18,825
Advance payments and others, net - unrelated parties	11,714	16,270
Advance payments and others - related parties	1,287	1,281
Inventories	82,931	88,021
Total current assets	441,165	495,428
Non-current assets:
Property, plant and equipment, net	140,437	122,310
Land use right, net	10,346	7,543
Intangible assets, net	1,352	605
Operating lease assets	376	-
Other receivables, net	307	1,799
Advance payment for property, plant and equipment - unrelated parties	6,157	6,135
Advance payment for property, plant and equipment - related parties	2,311	8,723
Long-term investments	39,642	32,620
Deferred tax assets	15,291	15,336
Other non-current assets	2,580	-
Total assets	$659,964	$690,499

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank and government loans	$46,636	$60,952
Accounts and notes payable - unrelated parties	180,175	205,643
Accounts and notes payable - related parties	6,492	4,477
Customer deposits	1,303	750
Accrued payroll and related costs	8,400	7,346
Accrued expenses and other payables	45,337	47,032
Accrued pension costs	3,161	3,282
Taxes payable	11,492	11,137
Operating lease liabilities - current portion	116	-
Amounts due to shareholders/directors	309	317
Advances payable (current portion)	353	364
Total current liabilities	303,774	341,300
Long-term liabilities:
Long-term government loan	7,167	291
Advances payable	3,486	1,654
Operating lease liabilities - non-current portion	271	-
Other long-term payable	4,948	8,726
Deferred tax liabilities	4,253	4,198
Long-term taxes payable	26,693	29,503
Total liabilities	350,592	385,672
Stockholders’ Equity
Common stock, $0.0001 par value - Authorized - 80,000,000 shares Issued - 32,338,302 and 32,338,302 shares at December 31, 2019 and 2018, respectively	3	3
Additional paid-in capital	64,429	64,429
Retained earnings-
Appropriated	11,265	11,104
Unappropriated	221,237	211,439
Accumulated other comprehensive (loss)/income	(3,462)	1,855
Treasury stock - 1,164,257 and 711,698 shares at December 31, 2019 and 2018, respectively	(4,261)	(2,953)
Total parent company stockholders’ equity	289,211	285,877
Non-controlling interests	20,161	18,950
Total stockholders’ equity	309,372	304,827
Total liabilities and stockholders’ equity	$659,964	$690,499

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Income and Loss

(In thousands of USD, except share and per share amounts)

	Year Ended December 31,
	2019	2018

Net product sales ($50,740 and $37,606 sold to related parties for the years ended December 31, 2019 and 2018)	$431,427	$496,158
Cost of products sold ($23,814 and $25,558 purchased from related parties for the years ended December 31, 2019 and 2018)	368,076	430,745
Gross profit	63,351	65,413
Net gain on other sales	5,067	3,940
Operating expenses:
Selling expenses	14,270	18,949
General and administrative expenses	19,976	19,761
Research and development expenses	27,992	33,551
Total operating expenses	62,238	72,261
Operating income/(loss)	6,180	(2,908)
Other income, net	1,957	1,173
Interest expense	(3,034)	(2,928)
Financial income, net	2,456	2,162
Income/(loss) before income tax expenses and equity in earnings of affiliated companies	7,559	(2,501)
Less: Income taxes	586	(1,465)
Add: Equity in earnings of affiliated companies	1,406	1,115
Net income	8,379	79
Net loss attributable to non-controlling interest	(1,580)	(2,298)
Net income attributable to parent company’s common shareholders	9,959	2,377

Net income attributable to parent company’s common shareholders per share -
Basic	$0.32	$0.08

Diluted	$0.32	$0.08

Weighted average number of common shares outstanding -
Basic	31,456,828	31,643,813
Diluted	31,458,926	31,645,594

	Year Ended December 31,
	2019	2018

Net income	8,379	79
Other comprehensive loss:
Foreign currency translation loss	(5,735)	(16,548)
Comprehensive income/(loss)	2,644	(16,469)
Comprehensive loss attributable to non-controlling interest	(1,998)	(2,921)
Comprehensive income/(loss) attributable to parent company	$4,642	$(13,548)

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

(In thousands of USD, except share and per share amounts)

	2019	2018

Common Stock
Balance at January 1, 2019 and 2018 - 32,338,302 and 32,338,302 shares, respectively	$3	$3
Balance at December 31, 2019 and 2018 - 32,338,302 and 32,338,302 shares, respectively	$3	$3

Additional Paid-in Capital
Balance at January 1	$64,429	$64,406
Stock-based compensation	-	23
Balance at December 31	$64,429	$64,429

Retained Earnings - Appropriated
Balance at January 1	$11,104	$10,707
Appropriation of retained earnings	161	397
Balance at December 31	$11,265	$11,104

Unappropriated
Balance at January 1	$211,439	$209,459
Net income attributable to parent company	9,959	2,377
Appropriation of retained earnings	(161)	(397)
Balance at December 31	$221,237	$211,439

Accumulated Other Comprehensive (Loss)/Income
Balance at January 1	$1,855	$17,780
Net foreign currency translation adjustment attributable to parent company	(5,317)	(15,925)
Balance at December 31	$(3,462)	$1,855

Treasury Stock
Balance at January 1, 2019 and 2018 - 711,698 and 694,298 shares, respectively	(2,953)	(2,907)
Repurchase of common stock in 2019 and 2018 - 452,559 shares and 17,400 shares, respectively	(1,308)	(46)
Balance at December 31, 2019 and 2018 - 1,164,257 and 711,698 shares, respectively	$(4,261)	(2,953)

Total parent company stockholders’ equity	$289,211	$285,877

Non-controlling Interest
Balance at January 1	$18,950	$6,681
Net foreign currency translation adjustment attributable to non-controlling interest	(418)	(623)
Net loss attributable to non-controlling interest	(1,580)	(2,298)
Contribution by non-controlling shareholder	3,542	15,728
Distribution of retained earnings	(333)	(538)
Balance at December 31	$20,161	$18,950

Total stockholders' equity	$309,372	$304,827

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Year Ended December 31,
	2019	2018

Cash flows from operating activities:
Net income	$8,379	$79
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	-	23
Depreciation and amortization	17,841	16,816
Deferred income taxes	16	(2,502)
(Reversal)/accrual of provision for doubtful accounts	(441)	887
Equity in net loss/(earnings) of affiliates	(1,406)	(1,115)
Gain on disposal of fixed assets	(632)	(445)
(Increase)/decrease in:
Accounts and notes receivable	21,036	27,526
Advance payments and others	4,733	(3,790)
Inventories	3,992	(11,614)
Increase/(decrease) in:
Accounts and notes payable	(22,138)	(22,491)
Customer deposits	561	(346)
Accrued payroll and related costs	1,115	(964)
Accrued expenses and other payables	(1,340)	8,893
Accrued pension costs	(96)	(646)
Taxes payable	(1,326)	2,215
Net cash provided by operating activities	30,294	12,526

Cash flows from investing activities:
Purchase of short-term investments	(19,647)	(22,923)
Proceeds from maturities of short-term investments	31,268	34,175
Decrease in demand loans and employee housing loans included in other receivables	1,504	337
Cash received from property, plant and equipment sales	1,561	1,022
Government subsidy received for purchase of property, plant and equipment	1,898	1,322
Cash paid to acquire property, plant and equipment and land used rights (including $5,238 and $9,207 paid to related parties for the year ended December 31, 2019 and 2018, respectively)	(34,396)	(25,764)
Cash paid to acquire intangible assets	(1,505)	(189)
Cash received from long-term investment	579	-
Cash received from repayment of the loan to a related party	-	20,430
Investment under equity method	(6,018)	(5,957)
Cash prepaid for acquisition of a subsidiary	(2,560)	-
Net cash (used in)/provided by investing activities	(27,316)	2,453

Cash flows from financing activities:
Proceeds from bank and government loans	57,101	78,917
Repayment of bank and government loans	(65,576)	(92,215)
Proceeds from sale and leaseback transaction	-	11,758
Payment to broker agents for repurchase of common stock	(1,308)	(300)
Repayments of the borrowing for sale and leaseback transaction	(4,164)	(3,218)
Dividends paid to the non-controlling interest holders of non-wholly owned subsidiaries	(333)	(524)
Decrease in amounts due to shareholders/directors	-	(26)
Cash received from capital contributions by non-controlling interest holder	3,542	15,728
Net cash (used in)/provided by financing activities	(10,738)	10,120

Cash and cash equivalents affected by foreign currency	(1,813)	(5,223)
Net (decrease)/increase in cash and cash equivalents	(9,573)	19,876
Cash, cash equivalents and pledged cash at beginning of year	115,969	96,093
Cash, cash equivalents and pledged cash at end of year	$106,396	$115,969

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

	Year Ended December 31,
	2019	2018
Cash paid for interest	$3,390	$3,852
Cash paid for income taxes	$4,607	$3,717

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:

Non-cash investing activities:

	Year Ended December 31,
	2019	2018

Property, plant and equipment recorded during the year which previously were advance payments	$13,964	$13,347
Accounts payable for acquiring property, plant and equipment	$782	$1,046
Property, plant and equipment and inventories used for investment in an associated company	$492	$-